Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-234811 and 333-253588) on Forms S-1, (Nos. 333-213878, 333-214347, 333-214349, and 333-214350) on Form S-3 and (Nos. 333-193516, 333-201229, 333-207314, 333-214429, 333-220918, 333-228886, 333-235715, and 333-252133) on Forms S-8 of our report dated December 17, 2021, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary (the Company), appearing in this Annual Report on Form 10-K as of and for the years ended September 30, 2021 and 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP
Tewksbury, Massachusetts
December 17, 2021